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                                                                      EXHIBIT 15

            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

The Board of Directors
Northfield Laboratories Inc.:

With respect to the registration statements (Nos. 333-15877, 333-51681, 333-79579, 333-102672, 333-110110 and 333-128787) on Form S-8 and the
registration statements (No. 333-106615, 333-115459 and 333-121622) on Form S-3
of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our report dated April 7, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933, such report is not considered to be a part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm within the meaning of sections 7 and 11 of the Act.

Very truly yours,


/s/ KPMG LLP

Chicago, Illinois
April 7, 2006